Exhibit 10.3

First Amendment to Employment Terms

Whereas, Anthony Fiorino, MD, PhD (“Executive” or “You”) is currently employed by Immune Pharmaceuticals Inc. (the “Company;” collectively, the “Parties”) as the Company’s Chief Medical Officer and Chief Operating Officer; and

Whereas, the Parties are bound by a Letter Agreement dated August 14, 2017, specifying the terms and conditions of Executive’s employment (the “Unamended Agreement”); and

Whereas, the Company seeks to appoint you as Interim Chief Executive Officer (“CEO”) and therefore seeks to amend the agreement in accordance with Section 14 of the Agreement.

Accordingly, the following changes (this “First Amendment”) are hereby incorporated into the Agreement, effective August 28, 2018.

Section 1 (“Position and Duties”) of the Unamended Agreement states:

You will function as the Chief Medical Officer and Chief Operating Officer of the Company, responsible for all scientific and medical research, pre-clinical and clinical development and drug manufacturing activities and, in addition, will perform all duties as determined necessary by the Chief Executive Officer. This position is full-time for which you agree to devote 100% of your working hours.

And is hereby replaced with:

You have functioned until now as the Chief Medical Officer and Chief Operating Officer of the Company (your “Prior Role”); henceforth you will function as the Interim Chief Executive Officer (“CEO”) of the Company for the Term specified in Section 2. If your term as Interim CEO concludes owing to the Company appointing another party to the position of CEO, then you will resume your Prior Role, subject to the terms and conditions of the Unamended Agreement, except where otherwise noted in this First Amendment.

In your position as Interim CEO, you will report directly to the Board of Directors of the Company (the “Board”) and perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board, with your principal work place being at the Company’s offices in Fort Lee, New Jersey. You will devote sufficient business time, energy and talent to serving as Interim CEO, and will perform your duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board.

In addition, during your tenure as Interim CEO, you will be appointed to the Board. subject to re-election by stockholders. Due to your status as an insider during the Term, you will not receive any non-employee director cash retainers or other cash compensation under the Company’s director compensation program for your services as a director; however, you will be entitled to receive the same type of annual equity award for the same number of shares of the Company’s common stock, with the same terms and at the same time, as such annual equity awards that you would have been entitled to receive had you continued to serve as one of the Company’s executives (the “New Equity Awards”). The vesting and/or exercisability of outstanding equity awards and the New Equity Awards will continue during and after the Term in the same manner as the annual equity awards to the Company’s non-employee directors. The Company may elect for you to remain on the Board following the end of the Term.

1

The following is hereby appended to Section 2 (“Term”) of the Unamended Agreement:

Your term as Interim CEO begins on the Effective Date of the Amendment and will end upon the earlier of (a) the date on which a successor CEO is hired and begins employment with the Company, (b) the date on which you are named non-interim CEO, or (c) the date of your termination of employment pursuant to Section 8 below. Notwithstanding any change in position or title or this First Amendment or subsequent amendments, the Effective Date of the Unamended Agreement for purposes of salary, severance, stock option vesting and all related matters shall remain August 15, 2017.

Section 3 (“Compensation”) of the Unamended Agreement states in Paragraph (a) (“Annual Base Salary”):

Your annual base salary shall be $300,000 until the closing by the Company of one or more subsequent financings with gross proceeds to the Company equal to $5,000,000 in the aggregate, and $360,000 thereafter; , less required and authorized deductions (the "Base Salary"), with such Base Salary paid to you on a semi-monthly basis in accordance with the Company’s regular payroll practices.

And is hereby replaced with:

Your initial annual “Base Salary” shall be $400,000, less required and authorized deductions (the "Base Salary"), with such Base Salary paid to you on a semi-monthly basis in accordance with the Company’s regular payroll practices. If you resume your Prior Role, your base salary shall be adjusted according to the provisions in Section 3 of the Unamended Agreement, under which, for the avoidance of doubt, you were to have received an annual raise as specified in the unamended Agreement on August 15, 2018. In this case, the annual raise will be made effective as of the date you resume your Prior Role; however, the Effective Date for future base salary adjustments shall remain August 15.

2

Section 3 (“Compensation”) of the Unamended Agreement further states in Paragraph a (“Annual Base Salary”):

Your Base Salary will be reviewed on an annual basis and may be modified, at the sole discretion of the Chief Executive Officer in consultation with the Compensation Committee of the Board of Directors of the Company (the “Board”) but in no case will you receive an annual raise of less than the percentage increase (if any) in the Consumer Price Index: Urban Wage Earners and Clerical Workers for the N.Y. Northeastern N.J. region as published by the U.S. Bureau of Labor Statistics during the immediately preceding 12-month period running from October 1st through September 30th.

And is hereby replaced with:

Your Base Salary will be reviewed on an annual basis and may be modified at the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Board”), but in no case will you receive an annual raise of less than the greater of (i) 3% or (ii) the percentage increase (if any) in the Consumer Price Index: Urban Wage Earners and Clerical Workers for the N.Y. Northeastern N.J. region as published by the U.S. Bureau of Labor Statistics during the immediately preceding 12-month period running from October 1st through September 30th. For avoidance of doubt, any raise in your Base Salary will become effective no later than the annual anniversary of the Effective Date (August 15).

Section 3 (“Compensation”) of the Unamended Agreement states in Paragraph b (“Bonus”):

You will be eligible for periodic and annual cash incentive awards during the Term, upon your achievement of mutually agreed upon goals, in amounts to be determined by the Chief Executive Officer in consultation with the Compensation Committee of the Board. Your annual bonus will be a minimum of 10% of your annual Base Salary.

And is hereby replaced with:

You will be eligible for periodic and annual cash incentive awards during the Term, upon your achievement of goals developed and mutually agreed to by you and the Board (“Goals”) and provided to you in writing prior to the start of each calendar year. The total amount of such award will consist of a “Performance Bonus” to be determined by the Compensation Committee of the Board, up to 60% of your annual Base Salary, plus a “Minimum Bonus” that will in no case will be less than 15% of your annual Base Salary. Should the Board fail to provide you with Goals by March 1 in any calendar year, then your Minimum Bonus for that year will be 40% of your annual Base Salary. For avoidance of doubt, if you are the CEO of the Company (interim or non-interim) on December 31, 2018, any cash incentive award for 2018 shall be determined according to the metrics described in this paragraph and not according to your Prior Role.

3

The following is appended to Paragraph c (“Equity”) of Section 3 (“Compensation”) of the Unamended Agreement:

In conjunction with your appointment as Interim CEO, you are eligible to receive options to purchase shares of the Company’s stock, at a price per share equal to the fair market value of the common stock on the date of the grant. The number of options and vesting schedule will be negotiated separately. These options will be subject to acceleration as provided for in Sections 9 (“Severance”) and 11 (“Change of Control”) below.

Section 9 (“Severance”) of the Unamended Agreement states:

The “Severance Period” shall be determined as follows: (i) if your Termination Date is before the one-year anniversary of the Effective Date, the Severance Period shall be three (3) months; (ii) if your Termination Date is after the one-year anniversary of the Effective Date but before the two-year anniversary of the Effective Date, the Severance Period shall be six (6) months; (iii) if your Termination Date is on or after the two-year anniversary of the Effective Date and before the three-year anniversary of the Effective Date, the Severance Period shall be nine (9) months; and (iv) if your Termination Date is on or after the three-year anniversary of the Effective Date, the Severance Period shall be twelve (12) months.

And is hereby replaced with:

The “Severance Period” shall be nine (9) months if your Termination Date is on or before December 31, 2018 and shall increase by one (1) month for each month that you remain employed by the Company after that date. However, the Severance Period shall not accrue to more than twelve (12) months. If you return to your Prior Role, your “Severance Period” will be calculated according to Section 9 of the Unamended Agreement, with one (1) month added if the Severance Period according to the Unamended Agreement is less than twelve (12) months.

The following Section 12 shall be added with the subsequent Sections, beginning with Section 12 (“Non-Disparagement”) and through 20 (“Section 409A of the Internal Revenue Code, as amended”) to be renumbered as Sections 13-21.

12.   Indemnification and Insurance.

The Company will indemnify you with respect to activities in connection with your employment as Interim CEO and as an Executive of the Company should you resume your Prior Role, to the full extent provided for in its corporate charter, Bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and senior executive officers. In addition, you will be named as an insured in your capacities as Interim CEO and as director of the Company on the director and officer liability insurance policy currently maintained, or as may be maintained, by the Company from time to time.

4

Section 18 (“Notices”) of the Unamended Agreement states:

If to Executive:

Anthony S. Fiorino, MD, PhD
1510 Summit Avenue, Apartment 501
Union City, NJ 07087

and:

308 Churchill Road
Teaneck, NJ 07666

and:

fiorino@alum.mit.edu

if to the Company:

Immune Pharmaceuticals Inc.
550 Sylvan Avenue, Suite 101
Englewood Cliffs, NJ 07632
Att: Chief Executive Officer

And is hereby replaced with:

If to you, the current contact information maintained in your personnel file if to the Company:

Immune Pharmaceuticals Inc.
One Bridge Plaza North, Suite 270
Fort Lee, NJ 07024
Attn: Board of Directors and Corporate Counsel

[SIGNATURE PAGE TO FOLLOW]

5

Agreed to and accepted on this 28th day of August 2018.

Immune Pharmaceuticals Inc.

/s/ Jeffrey Paley, MD
Name: Jeffrey Paley, MD
Title:	Chair of the Nominating and Corporate Governance
Committee of the Board of Directors

/s/ Tony Fiorino
Anthony (“Tony”) Fiorino, MD, PhD

[REMAINDER OF PAGE IS BLANK]

6